ASSET PURCHASE AGREEMENT

                             by and among

                              SNW, INC.,

                         JAMES HOLDER, O.D.,

                            CLARICE HOLDER,

                           JEFFREY WOODWARD,

                            SUZY WOODWARD,

                  SUN VALLEY ACQUISITION CORPORATION

                                  and

                   PHYSICIANS RESOURCE GROUP, INC.

                           TABLE OF CONTENTS


                                                                           Page


     Section 1.     Terms of the Sale and Purchase of Assets
               1.1  Conveyance of Assets  . . . . . . . . . . . . . . . . . . 1
               1.2  Excluded Assets . . . . . . . . . . . . . . . . . . . . . 2
               1.3  Purchase Price; Assumption of Liabilities . . . . . . . . 2
               1.4  Subsequent Actions  . . . . . . . . . . . . . . . . . . . 2

     Section  2.    Representations  and  Warranties  of  Seller  and  the
                    Shareholders
               2.1  Corporate Existence; Good Standing  . . . . . . . . . . . 3
               2.2  Power and Authority for Transactions  . . . . . . . . . . 3
               2.3  Permits, Licenses and Governmental Authorizations . . . . 3
               2.4    . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
               2.5  Consents  . . . . . . . . . . . . . . . . . . . . . . . . 4
               2.6  Seller's Financial Information  . . . . . . . . . . . . . 4
               2.7  Leases  . . . . . . . . . . . . . . . . . . . . . . . . . 4
               2.8    . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
               2.9  Title to and Encumbrances on Property . . . . . . . . . . 4
               2.10 Inventories . . . . . . . . . . . . . . . . . . . . . . . 4
               2.11 Intellectual Property Rights; Names . . . . . . . . . . . 4
               2.12 Directors and Officers; Payroll Information; Employees  . 4
               2.13 Legal Proceedings . . . . . . . . . . . . . . . . . . . . 5
               2.14 Contracts . . . . . . . . . . . . . . . . . . . . . . . . 5
               2.15 Subsequent Events . . . . . . . . . . . . . . . . . . . . 6
               2.16 Accounts Receivable/Payable . . . . . . . . . . . . . . . 6
               2.17 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . 7
               2.18 Liabilities; Debt . . . . . . . . . . . . . . . . . . . . 7
               2.19 Insurance Policies  . . . . . . . . . . . . . . . . . . . 7
               2.20 Employee Benefit Plans  . . . . . . . . . . . . . . . . . 8
               2.21 Adverse Agreements  . . . . . . . . . . . . . . . . . . . 8
               2.22 Compliance with Laws in General . . . . . . . . . . . . . 8
               2.23 Medicare and Medicaid Programs  . . . . . . . . . . . . . 8
               2.24 Fraud and Abuse . . . . . . . . . . . . . . . . . . . . . 8
               2.25 No Untrue Representations . . . . . . . . . . . . . . . . 9
               2.26 Accredited Investor Status  . . . . . . . . . . . . . . . 9
               2.27 Distributions and Repurchases . . . . . . . . . . . . . . 9
               2.28 Suppliers . . . . . . . . . . . . . . . . . . . . . . . . 9
               2.29 Banking Relations . . . . . . . . . . . . . . . . . . . . 9
               2.30 Ownership Interests of Interested Persons; Competitors  . 9
               2.31 Payors  . . . . . . . . . . . . . . . . . . . . . . . . . 9

     Section 3.     Representations and Warranties of PRG Sub and PRG
               3.1  Corporate Existence: Good Standing  . . . . . . . . . . . 9
               3.2  Power and Authority . . . . . . . . . . . . . . . . . . . 10
               3.3  Capital Stock . . . . . . . . . . . . . . . . . . . . . . 10
               3.4  No Untrue Representations . . . . . . . . . . . . . . . . 10

     Section 4.     Covenants of Seller and the Shareholders
               4.1  Consummation of Agreement . . . . . . . . . . . . . . . . 10
               4.2  Business Operations . . . . . . . . . . . . . . . . . . . 10
               4.3  Access and Notice . . . . . . . . . . . . . . . . . . . . 10
               4.4  Approvals of Third Parties and Permits and Consents . . . 11
               4.5  Acquisition Proposals . . . . . . . . . . . . . . . . . . 11
               4.6  Funding of Accrued Employee Benefits  . . . . . . . . . . 11
               4.7  Employee Matters  . . . . . . . . . . . . . . . . . . . . 11
               4.8  Distributions and Repurchases . . . . . . . . . . . . . . 11
               4.9  Requirements to Effect Acquisition  . . . . . . . . . . . 11
               4.10 Voting of Shares; Irrevocable Proxy . . . . . . . . . . . 11
               4.11 Accounting and Tax Matters  . . . . . . . . . . . . . . . 11
               4.12 Lease . . . . . . . . . . . . . . . . . . . . . . . . . . 12
               4.13 Hiring of Employees . . . . . . . . . . . . . . . . . . . 12

     Section 5.     Covenants of PRG and PRG Sub
               5.1  Consummation of Agreement . . . . . . . . . . . . . . . . 12
               5.2  Approvals of Third Parties and Permits and Consents . . . 12
               5.3  Listing Application . . . . . . . . . . . . . . . . . . . 12

     Section 6.     PRG Sub and PRG Conditions Precedent
               6.1  Representations and Warranties  . . . . . . . . . . . . . 12
               6.2  Covenants and Conditions  . . . . . . . . . . . . . . . . 12
               6.3  Proceedings . . . . . . . . . . . . . . . . . . . . . . . 12
               6.4  No Material Adverse Change  . . . . . . . . . . . . . . . 12
               6.5  Due Diligence Review  . . . . . . . . . . . . . . . . . . 12
               6.6  Approval by the Board of Directors  . . . . . . . . . . . 12
               6.7  Consents and Approvals  . . . . . . . . . . . . . . . . . 13
               6.8  Closing Deliveries  . . . . . . . . . . . . . . . . . . . 13
               6.9  Debt and Receivables  . . . . . . . . . . . . . . . . . . 13
               6.10 Leases  . . . . . . . . . . . . . . . . . . . . . . . . . 13
               6.11 NYSE Listing  . . . . . . . . . . . . . . . . . . . . . . 13

     Section 7.     Seller's and the Shareholder's Conditions Precedent
               7.1  Representations and Warranties  . . . . . . . . . . . . . 13
               7.2  Covenants and Conditions  . . . . . . . . . . . . . . . . 13
               7.3  Proceedings . . . . . . . . . . . . . . . . . . . . . . . 13

     Section 8.     Closing Deliveries
               8.1  Deliveries of Seller and the Shareholders . . . . . . . . 13
               8.2  Deliveries of PRG Sub and PRG . . . . . . . . . . . . . . 14

     Section 9. Nature and Survival of Representations and Warranties; Indemnification
               9.1  Nature and Survival . . . . . . . . . . . . . . . . . . . 15
               9.2  Indemnification by PRG Sub and PRG  . . . . . . . . . . . 15
               9.3  Indemnification by Seller and the Shareholders  . . . . . 15
               9.4  Indemnification Procedure . . . . . . . . . . . . . . . . 16

     Section 10.    Termination

     Section 11.    Noncompetition
               11.1 Prohibited Activities . . . . . . . . . . . . . . . . . . 17
               11.2 Damages  . . . . . . . . . . . . . . . . . . . . . . . .  17
               11.3 Reasonable Restraint  . . . . . . . . . . . . . . . . . . 18
               11.4 Severability; Reformation . . . . . . . . . . . . . . . . 18
               11.5 Term . . . . . . . . . . . . . . . . . . . . . . . . . .  18

     Section 12.    Nondisclosure of Confidential Information

     Section 13.
               Economic Risk; Sophistication  . . . . . . . . . . . . . . . . 19

     Section 14.    Miscellaneous
               14.1 Notices . . . . . . . . . . . . . . . . . . . . . . . . . 19
               14.2 Further Assurances  . . . . . . . . . . . . . . . . . . . 20
               14.3 Each Party to Bear Costs  . . . . . . . . . . . . . . . . 20
               14.4 Public Disclosures  . . . . . . . . . . . . . . . . . . . 20
               14.5 GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . 20
               14.6 Captions  . . . . . . . . . . . . . . . . . . . . . . . . 20
               14.7 Integration of Exhibits . . . . . . . . . . . . . . . . . 20
               14.8 ENTIRE AGREEMENT/AMENDMENT  . . . . . . . . . . . . . . . 20
               14.9 Counterparts  . . . . . . . . . . . . . . . . . . . . . . 20
               14.10     Binding Effect/Assignment  . . . . . . . . . . . . . 21
               14.11     No Rule of Construction  . . . . . . . . . . . . . . 21
               14.12     Costs of Enforcement . . . . . . . . . . . . . . . . 21
               14.13     Prorations . . . . . . . . . . . . . . . . . . . . . 21
               14.14     Amendments; Waivers  . . . . . . . . . . . . . . . . 21
               14.15     Choice of Forum  . . . . . . . . . . . . . . . . . . 21
               14.16     Service of Process . . . . . . . . . . . . . . . . . 21

                         ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "Agreement"), made and executed as of the 25th day of September, 1996, is by and among SUN VALLEY ACQUISITION CORPORATION, a Texas corporation ("PRG Sub"); PHYSICIANS RESOURCE GROUP, INC., a Delaware corporation ("PRG"); and SNW, INC., an Arizona corporation (collectively, "Seller"), and JAMES HOLDER, O.D., CLARICE HOLDER, JEFFREY WOODWARD and SUZY WOODWARD (collectively, Shareholders ).

                              WITNESSETH:

     WHEREAS,   Seller  operates  a  center  of  eye  care  excellence
(optometry,  optical  and  surgi-center  practice) in Safford, Arizona
("Business");

     WHEREAS, Shareholders are the only shareholders of Seller;

     WHEREAS, PRG Sub is engaged in the business of acquiring the assets of and managing non-medical aspects of ophthalmology practices and is a wholly-owned subsidiary of PRG; and

     WHEREAS, Seller wishes to sell to PRG Sub, and PRG Sub wishes to acquire from Seller, substantially all of the assets of Seller, all upon the terms and subject to the conditions set forth herein.

     NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:


Section 1.     Terms of the Sale and Purchase of Assets.

     The sale of the assets of Seller which are to be sold hereunder and the acquisition thereof by PRG Sub shall occur on the 30th day of September, 1996 ("Closing Date"), unless another date is mutually agreed upon among the parties hereto and shall be based on the respective representations, warranties and agreements of the parties hereto, and shall be subject to the terms and conditions herein stated.

     1.1 Conveyance of Assets. Subject to and upon the terms and conditions contained herein, on the Closing Date, Seller shall sell, convey, transfer, deliver and assign to PRG Sub all of Seller's right, title and interest in and to the business, properties and assets of S e ller (personal, tangible and intangible), including, without limitation, all items of personal property and other assets used in connection with the Business (except that the real estate owned by Seller and Shareholders shall not be purchased and except as otherwise provided herein) (individually, "Asset", and collectively "Assets"), free and clear of all obligations, security interests, claims, liens and encumbrances whatsoever, except as specifically assumed by PRG pursuant to Section 1.3(b) hereof. Without limiting the foregoing, the Assets specifically include:

          (a) All of the business, personal property, furniture, fixtures, equipment and goodwill of Seller of every kind and wherever situated in which Seller has any right or interest, including, but not limited to, all items owned by Seller identified on Exhibit 1.1(a) attached hereto;

          (b) All inventories maintained by Seller, including, but not limited to, all items owned by Seller identified on Exhibit 1.1(b) attached hereto;

          (c)  All  contracts  identified  on  Exhibit 2.7 and Exhibit
2.14 attached hereto (excluding this Agreement and the agreements, instruments and documents executed and delivered by PRG Sub pursuant to this Agreement);

          (d)  All accounts receivable of Seller;

          (e) S u bject to applicable laws and regulations, all accounts receivable records of Seller;

          (f) S u bject to applicable laws and regulations, all transferable licenses and other regulatory approvals necessary for or incident to the operation of the Assets; and

          (g) All clinical and administrative policy and procedure manuals, trade secrets, trademarks, service marks, marketing and promotional materials (including audiotapes, videotapes and printed materials) and all other property rights required for or incident to the marketing of the products and services of the Business, and all books and records relating thereto.

     1.2 Excluded Assets. There shall be excluded from the Assets to be transferred and conveyed hereunder, and Seller shall retain all of its right, title and interest in and to, the following assets:

          (a) All cash and cash equivalents of Seller in existence on the Closing Date;

          (b)  Those certain assets described on Exhibit 1.2(b);

          (c) The Certificate or Articles of Incorporation, Bylaws, shares of capital stock and minute books of Seller and similar corporate records of Seller;

          (d) The consideration delivered to Seller by PRG Sub on the Closing Date pursuant to this Agreement;

          (e) All patient medical records of Seller (which shall be convyed to Barnet Dulaney Eye Center, L.L.C. on the Closing Date); and

          (f)   All real estate owned by Seller and Shareholders.

     1.3 Purchase Price; Assumption of Liabilities. As consideration for the sale of the Assets by Seller, PRG Sub shall, on the Closing Date, provide Seller with the following consideration:

          (a) Purchase Price. Seller shall receive the consideration s p ecified in Annex I attached hereto (the "Acquisition Consideration"). The Acquisition Consideration shall be allocated among the Assets as agreed among PRG Sub and Seller on the Closing Date.

          (b) A s sumption of Liabilities. Except as otherwise provided herein, PRG Sub shall assume on the Closing Date, and shall perform or discharge on or after the Closing Date, (i) all of Accounts Payable (as defined in Section 2.16 hereof) and (ii) all of the contracts, leases, commitments, obligations and liabilities of Seller which are listed on Exhibit 1.3(b) attached hereto to the extent that obligations are current and not otherwise in default. Notwithstanding any contrary provision contained herein, PRG Sub shall not be deemed to have assumed, nor shall PRG Sub assume: (i) any liability, commitment or obligation not a trade account payable generated in the ordinary course of business or indicated on Exhibit 1.3(b), (ii) any liability set forth on Exhibit 1.3(b) which may be incurred by reason of any breach of or default under such contracts, leases, commitments or obligations which occurred prior to the Closing Date; (iii) any liability for any employee benefits payable to employees of Seller, including, but not limited to, liabilities arising under any Seller Plan (as defined in Section 2.21 hereof); (iv) any liability based upon or arising out of a violation of any antitrust or similar restraint-of-trade laws by Seller, including, without limiting the generality of the foregoing, any such antitrust liability which may arise in connection with agreements, contracts, commitments or orders for the sale of goods or provision of services by Seller reflected on the books of Seller at or prior to the Closing Date; (v) any liability based upon or arising out of any tortious or wrongful actions of Seller or any Shareholder; (vi) any liability for the payment of any taxes imposed by law on Seller or any Shareholder arising from or by reason of the transactions contemplated by this Agreement; (vii) any mortgages on real property; nor (viii) any liability incurred or to be incurred pursuant to any malpractice or other suits or actions pending against Seller or any Shareholder.

     1.4 Subsequent Actions. If, at any time after the Closing Date, PRG Sub or PRG shall consider or be advised that any bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in PRG Sub its right, title or interest in, to or under any of the Assets or otherwise to carry out this Agreement, in return for the consideration set forth in this Agreement, each Shareholder shall execute such bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under the Assets in PRG Sub or otherwise to carry out this Agreement.


Section  2.    Representations  and  Warranties  of  Seller  and  the
Shareholders.

     Seller and the Shareholders, jointly and severally, hereby represent and warrant to PRG Sub and PRG as follows:

     2.1 Corporate Existence; Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Seller has all necessary corporate powers to own all of its assets and to carry on its business as such business is now being conducted. Seller does not own stock in or control, directly or indirectly, any other corporation, association or business organization, nor is Seller a party to any joint venture or partnership. Shareholders are the sole shareholders of Seller and own all outstanding shares of capital stock free of all security interests, claims, encumbrances and liens in the amounts set forth on
Exhibit 2.1. Each share of Seller's common stock has been legally and validly issued and fully paid and nonassessable. No shares of capital stock of Seller are owned by Seller in treasury. There are no outstanding (a) bonds, debentures, notes or other obligations the holders of which have the right to vote with the stockholders of Seller on any matter, (b) securities of Seller convertible into equity interests in Seller, or (c) commitments, options, rights or warrants to issue any such equity interests in Seller, to issue securities of Seller convertible into such equity interests, or to redeem any securities of Seller. No shares of capital stock of Seller have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of Seller's stockholders. Seller is not required to qualify to do business as a foreign corporation in any other state or jurisdiction by reason of its business, properties or activities in or relating to such other state or jurisdiction. Seller does not have any assets, employees or offices in any state other than Arizona.

     2.2 Power and Authority for Transactions. Seller has the corporate power to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement or to be executed and delivered on the Closing Date, and has taken all action required by law, its Articles or Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. Each Shareholder has the legal capacity to enter into and perform this Agreement and the other agreements to be executed and delivered in connection herewith. Seller has obtained the approval of its stockholders necessary to the consummation of the transactions contemplated herein. This Agreement and all agreements and documents executed and delivered in connection herewith have been, or will be as of the Closing Date, duly executed and delivered by Seller and the Shareholders, as appropriate, and constitute or will constitute the legal, valid and binding obligations of Seller and the Shareholders, enforceable against Seller and the Shareholders in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The execution and delivery of this Agreement, and the agreements executed and delivered pursuant to this Agreement or to be executed and delivered on the Closing Date, do not, and, subject to the receipt of consents described on Exhibit 2.5, the consummation of the actions contemplated hereby will not, violate any provision of the Articles or Certificate of Incorporation or Bylaws of Seller or any provisions of, or result in the acceleration of, any obligation under any lien, lease, agreement, rent, instrument, order, arbitration award, judgment or decree to which Seller or any Shareholder is a party or by which S e ller or any Shareholder is bound, or violate any material restrictions of any kind to which Seller is subject, or result in any lien or encumbrance on any of Seller's assets or the Assets.

     2.3 Permits, Licenses and Governmental Authorizations. All building or other permits, certificates of occupancy, concessions, g r a nts, franchises, licenses, certificates of need and other governmental authorizations and approvals required for the conduct of the Business or the use of the Assets, or waivers thereof, have been duly obtained and are in full force and effect. There are no p r o ceedings pending or, to the knowledge of Seller and the S h areholders, threatened, which may result in the revocation, cancellation or suspension, or any adverse modification, of any thereof.

     2.4  [intentionally blank].

     2.5 Consents. Except as set forth on Exhibit 2.5, no consent, authorization, permit, license or filing with any governmental authority, any lender, lessor, any manufacturer or supplier or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement and the agreements and documents contemplated hereby on the part of Seller or the Shareholders.

     2.6 Seller's Financial Information. Seller has heretofore furnished PRG Sub with copies of financial information ("Financial Statements") about Seller, including the unaudited Balance Sheet ("Balance Sheet") as of December 31, 1995 ("Balance Sheet Date"). All such financial statements have been prepared in accordance with g e n erally accepted accounting principles consistently followed throughout the periods indicated, reflect all liabilities of Seller, including all contingent liabilities of Seller as of their respective dates, and present fairly the financial position of Seller as of such dates and the results of operations and cash flows for the period or periods reflected therein.

     2.7 Leases. Exhibit 2.7 attached hereto sets forth a list of all leases pursuant to which Seller leases, as lessor or lessee, real or personal property used in operating the Business, related to the Assets or otherwise. All such leases listed on Exhibit 2.7 are valid and enforceable in accordance with their respective terms, and there is not under any such lease any existing default by Seller, as lessor or lessee, or any condition or event of which Seller or any Shareholder has knowledge which with notice or lapse of time, or both, would constitute a default, in respect of which Seller has not taken adequate steps to cure such default or to prevent a default from occurring.

     2.8  [intentionally blank]

     2.9 Title to and Encumbrances on Property. Seller has good, valid and marketable title to all of the Assets, including but not limited to, all items of property identified on Exhibit 1.1(a) and
Exhibit 1.1(b) attached hereto, free and clear of any liens, claims, charges, exceptions or encumbrances, except for those, if any, which are set forth in Exhibit 2.9 attached hereto. Seller shall cause all encumbrances set forth on Exhibit 2.9 (other than those encumbrances indicated on Exhibit 1.3(b)) to be released or terminated prior to the Closing Date and evidence of such releases of liens and claims shall be provided to PRG Sub on the Closing Date and the Assets shall not be used to satisfy such liens, claims or encumbrances.

     2.10 Inventories. All inventories of Seller used in the conduct of the Business are reflected on the Balance Sheet in accordance with generally accepted accounting principles consistently applied. The items of Seller's inventory have been acquired in the ordinary course of its business, are adequate for the reasonable requirements of the Business, and, to the best knowledge of Seller and the Shareholders, may be used for their intended purposes. All of the Assets constituting inventory are owned or used by Seller, is in good, current, standard and merchantable condition and is not obsolete or defective.

     2.11 Intellectual Property Rights; Names.  Except as set forth on
Exhibit 2.11, Seller has no right, title or interest in or to patents, p a t e nt rights, corporate names, assumed names, manufacturing p r ocesses, trade names, trademarks, service marks, inventions, specialized treatment protocols, copyrights, formulas and trade secrets or similar items and such items are the only such items necessary for the conduct of the Business. Set forth in Exhibit 2.11 is a listing of all names of all predecessor companies of Seller, including the names of any entities from whom Seller previously
acquired  significant  assets.    Except  for  off-the-shelf  software
licenses and except as set forth on Exhibit 2.11, Seller is not a licensee in respect of any patents, trademarks, service marks, trade n a m e s, copyrights or applications therefor, or manufacturing processes, formulas or trade secrets or similar items and no such licenses are necessary for the conduct of the Business or the use of the Assets. No claim is pending or has been made to the effect that the Assets or the present or past operations of Seller in connection with the Assets infringe upon or conflict with the asserted rights of others to any patents, patent rights, manufacturing processes, trade names, trademarks, service marks, inventions, licenses, specialized treatment protocols, copyrights, formulas, know-how and trade secrets. Seller has the sole and exclusive right to use all Assets constituting proprietary rights without infringing or violating the rights of any third parties and no consents of any third parties are required for the use thereof by PRG Sub.

     2.12 Directors and Officers; Payroll Information; Employees. Set forth on Exhibit 2.12 attached hereto is a true and complete list, as of the date of this Agreement of: (a) the name of each director and officer of Seller and the offices held by each, (b) the most recent payroll report of Seller, showing all current employees of Seller and their current levels of compensation, (c) promised increases in compensation of employees of Seller that have not yet been effected,
(d) oral or written employment agreements or independent contractor agreements (and all amendments thereto) to which Seller is a party, copies of which have been delivered to PRG Sub, and (e) all employee manuals, materials, policies, procedures and work-related rules, copies of which have been delivered to PRG Sub. Seller is in compliance with all applicable laws, rules, regulations and ordinances respecting employment and employment practices. Seller has not engaged in any unfair labor practice. There are no unfair labor practices charges or complaints pending or threatened against Seller, and Seller has never been a party to any agreement with any union, labor organization or collective bargaining unit.

     2.13 Legal Proceedings. Neither Seller nor any Shareholder nor any of the Assets is subject to any pending, nor does Seller or any Shareholder have knowledge of any threatened, litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting Seller, any Shareholder, the Business, the Assets or the transactions contemplated by this Agreement, and, to the knowledge of Seller and the Shareholders, no basis for any such action exists, nor is there any legal impediment of which Seller or any Shareholder has knowledge to the continued operation of its business or the use of the Assets in the ordinary course, subject to consents set forth on
Exhibit 2.5.

     2.14 Contracts. Seller has delivered to PRG Sub true copies of all written, and disclosed to PRG Sub all oral, outstanding contracts, obligations and commitments of Seller ("Contracts"), entered into in connection with and related to the Assets, all of which are listed or incorporated by reference on Exhibit 2.7 (in the case of leases),
Exhibit 2.12 (in the case of employment agreements) and Exhibit 2.14 (in the case of Contracts other than leases) attached hereto. Except as otherwise indicated on such Exhibits, all of such Contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect, and no defenses, offsets or counterclaims have been asserted or may be made by any party thereto. Except as indicated on such Exhibits, there is not under any such Contract any existing default by Seller, or any condition or event of which Seller or any Shareholder has knowledge which with notice or lapse of time, or both, would constitute a default. Seller and the Shareholders have no knowledge of any default by any other party to such Contracts. Neither Seller nor the Shareholders have received notice of the intention of any party to any Contract to cancel or terminate any Contract and have no reason to believe that any amendment or change to any Contract is contemplated by any party thereto. Other than those contracts, obligations and commitments listed on Exhibit 2.7, Exhibit
2.12 and Exhibit 2.14, Seller is not a party to any written or oral agreement contract, lease or arrangement, including any:

          (a) Contract related to the sale of the Assets other than this Agreement;

          (b) Employment, consulting or compensation agreement or arrangement;

          (c)  Labor or collective bargaining agreement;

          (d) Lease agreement with respect to any property, whether as lessor or lessee;

          (e)  Bill   of sale or other document evidencing an interest
in or agreement to purchase or sell personal property;

          (f) Contract for the purchase of materials, supplies or equipment (i) which is in excess of the requirements of the Business now booked or for normal operating inventories, or (ii) which is not terminable upon notice of thirty (30) days or less;

          (g) Agreement for the purchase from a supplier of all or substantially all of the requirements of the Business of a particular product or service;

          (h) Loan agreement or other contract for money borrowed or lent or to be borrowed or lent to another;

          (i)  Contracts containing non-competition covenants; or

          (j) Other contracts or agreements that involve either an unperformed commitment in excess of $1,000 or that terminate or can only be terminated by Seller on more than 30 days after the date hereof.

     2.15 Subsequent  Events.  Seller has not, since the Balance Sheet
Date:

          (a) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) or entered into any contract, lease, license or commitment, except in connection with the performance of this Agreement, other than in the ordinary course of business or incurred any indebtedness;

          (b) D i s c h arged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability ( a b s olute, accrued, contingent or otherwise) other than (i) l i abilities shown or reflected on the Balance Sheet or (ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business;

          (c)  Since  the  Balance Sheet Date and prior to the Closing
Date,   formed  or  acquired  or  disposed  of  any  interest  in  any corporation, partnership, joint venture or other entity;

          (d) Made any payments to or loaned any money to any person or entity other than in the ordinary course of business;

          (e) Lost or terminated any employee, patient, customer or supplier that has, individually or in the aggregate, a material adverse effect on the Business;

          (f) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor, except as may have been required due to income or operations of Seller since the Balance Sheet Date;

          (g) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the Assets, tangible or intangible;

          (h) Sold or contracted to sell or transferred or contracted to transfer any of the Assets or any other assets used in the conduct of the Business, cancelled any debts or claims or waived any rights, except in the ordinary course of business;

          (i) Except in the ordinary course of business consistent with past practices, granted any increase in the rates of pay of employees, consultants or agents, or by means of any bonus or pension plan, contract or other commitment, increased the compensation of any officer, employee, consultant or agent;

          (j) Authorized or incurred any capital expenditures in excess of Five Thousand and No/100 Dollars ($5,000.00);

          (k) Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than in the ordinary course of business or permitted hereunder;

          (l) Redeemed, purchased, sold or issued any stock, bonds or other securities;

          (m) Experienced damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of its properties, assets or business or the Business or the Assets, or experienced any other material adverse change in its financial condition, assets, prospects, liabilities or business;

          (n) Declared or paid a distribution, payment or dividend of any kind on the capital stock of Seller;

          (o) Repurchased, approved any repurchase or agreed to repurchase any of Seller's capital stock; or

          (p) Suffered any material adverse change in the Business or to the Assets.

     2.16 Accounts Receivable/Payable. The Balance Sheet reflects the amount, as of the Balance Sheet Date and determined in conformity with generally accepted accounting principles and the past practices employed by Seller of the Seller s (i) accounts receivable, net of allowances for uncollectible and doubtful amounts ( Accounts Receivable ) and (ii) current accounts payable and current accrued liabilities (other than the current portion of long-term debt) ( Accounts Payable ). Seller has provided PRG and PRG Sub with a true and accurate (i) list of all Accounts Receivable, (ii) list of all Accounts Payable and (iii) statement of the working capital ( Working Capital ) of the Seller as of the Balance Sheet Date. The Seller maintains its accounting records in sufficient detail to substantiate the accounts receivable reflected on the Balance Sheet and has given and will give to PRG Sub full and complete access to those records, including the right to make copies therefrom. Since the Balance Sheet Date, the Seller has not changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure. Accounts Receivable are recorded in amounts estimated to be net of contractual allowances related to third-party payor arrangements. The Seller is in substantial compliance with the terms and conditions of such third-party payor arrangements, and the reserves established by the Seller are adequate to cover any liability r e s u lting from lack of compliance. Following Closing, the administration of the collection of Accounts Receivable and the payment of Accounts Payable shall be as set forth in Section 7.3(c) of the Service Agreement.

     2.17 Taxes. Seller has filed all tax returns (including tax reports and other statements) required to be filed by it, and made all payments of taxes (including any interest, penalty or addition thereto) required to be made by it, on or before the date of this Agreement, with respect to income taxes, real and personal property taxes, sales taxes, use taxes, employment taxes, excise taxes and other taxes. All such tax returns are complete and accurate in all respects and properly reflect the relevant taxes for the periods covered thereby. Seller has no tax liability, except for real and personal property taxes for the current period not yet due and payable and sales, use, employment and similar taxes for periods as to which such taxes have not yet become due and payable. The unpaid taxes of Seller did not, as of the Balance Sheet Date, exceed the reserve for taxes (rather than any reserve for deferred taxes established to reflect timing differences between book and taxable income) set forth on the face of the Balance Sheet (rather than in any notes thereto), as adjusted for the passage of time through the Closing Date (in accordance with the past custom and practice of Seller). Seller and the Shareholders have not received any notice that any tax deficiency or delinquency has been asserted against Seller. There are no audits relating to taxes of Seller threatened, pending or in process. Seller is not currently the beneficiary of any waiver of any statute of limitations in respect of taxes nor of any extension of time within which to file any tax return or to pay any tax assessment or deficiency. There are no liens or encumbrances relating to taxes on or threatened against any of the assets of Seller. Seller has withheld and paid all taxes required by law to have been withheld and paid by it. Neither Seller nor any predecessor of Seller is or has been a party to any tax allocation or sharing agreement or a member of an affiliated group of corporations filing a consolidated federal income tax return. Seller has delivered to PRG Sub correct and complete copies of Seller's three most recently filed annual state and federal income tax returns, together with all examination reports and statements of deficiencies assessed against or agreed to by Seller during the three calendar year period preceding the date of this Agreement. Seller has neither made any payments, is obligated to make any payments, or is a party to any agreement that under any circumstance could obligate it to make any payments that will not be deductible under Code section 280G.

     2.18 Liabilities; Debt. Except to the extent reflected or reserved against on the Balance Sheet, Seller did not have, as of the Balance Sheet Date, and has not incurred since that date and will not have occurred as of the Closing Date, any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than those incurred in the ordinary course of business. Seller and the Shareholders do not know, or have reasonable grounds to know, of any basis for the assertion against Seller as of the Balance Sheet Date, of any claim or liability of any nature in any amount not fully reflected or reserved against on the Balance Sheet, or of any claim or liability of any nature arising since that date other than those incurred in the ordinary course of business or contemplated by this Agreement. All indebtedness of Seller (including without limitation, indebtedness for borrowed money, guaranties and capital lease obligations) is described on Exhibit 2.18 attached hereto.

     2.19 Insurance Policies. Seller, each Shareholder and each physician employee of Seller carries malpractice insurance on a claims made basis with amounts of at least $1,000,000 for each claim and $3,000,000 for aggregate claims. Valid and enforceable policies in such amounts are outstanding and duly in force and will remain duly in force through the Closing Date. All such policies are described in
Exhibit 2.19 attached hereto and true and correct copies have been delivered to PRG Sub. Neither Seller nor any Shareholder has received notice or other communication from the issuer of any such insurance policy cancelling or amending such policy or threatening to do so. Neither Seller, nor each Shareholder nor any physician employee of Seller has any outstanding claims, settlements or premiums owed against any insurance policy.

     2.20 Employee Benefit Plans. Except as set forth on Exhibit 2.20 attached hereto, Seller has neither established, nor maintains, nor is obligated to make contributions to or under or otherwise participate in, (a) any bonus or other type of compensation or employment plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document); (b) any pension, profit-sharing, retirement or other plan, program or arrangement; or
(c) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All such plans listed on Exhibit 2.20 (individually "Seller Plan," and collectively "Seller Plans") have been operated and administered in all material respects in accordance with all applicable laws, rules and regulations, including without limitation, ERISA, the Internal Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by
Seller  has  resulted  in  a  "prohibited  transaction" (as defined in
ERISA) with respect to the Seller Plans. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Seller Plans. Seller has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980. With respect to each Seller Plan, either (i) the value of plan assets (including commitments under insurance contracts) is at least equal to the value of plan liabilities or (ii) the value of plan liabilities in excess of plan assets is disclosed on the Balance Sheet, all as of the Closing Date.

     2.21 Adverse Agreements. Seller is not, and will not be as of the Closing Date, a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Seller, the Business or the Assets.

     2.22 Compliance with Laws in General. Seller, the Shareholders and Seller's physician and licensed employees, and the conduct of the Business and use of the Assets, have complied with all applicable laws, rules, regulations and licensing requirements, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act and any environmental laws and medical waste laws, and there exist no violations by Seller, any Stockholder or any physician or licensed employee of Seller of any federal, state or local law or regulation. Neither Seller nor any Shareholder has received any notice of a violation of any federal, state and local laws, regulations and ordinances relating to the operations of the Business and Assets and no notice of any pending inspection or violation of any such law, r e g ulation or ordinance has been received by Seller or any Shareholder.

     2.23 Medicare and Medicaid Programs. Seller, each Shareholder and each physician and licensed employee of Seller is qualified for participation in the Medicare and Medicaid programs and is party to provider agreements for such programs which are in full force and effect with no defaults having occurred thereunder. Seller, each Shareholder and each physician and licensed employee of Seller has timely filed all claims or other reports required to be filed with respect to the purchase of services by third-party payors, and all such claims or reports are complete and accurate, and has no liability to any payor with respect thereto. There are no pending appeals, overpayment determinations, adjustments, challenges, audit, litigation or notices of intent to open Medicare or Medicaid claim determinations or other reports required to be filed by Seller, each Shareholder and e a c h licensed employee of Seller. Neither Seller, nor any Shareholder, nor any physician or licensed employee of Seller has been convicted of, or pled guilty or nolo contendere to, patient abuse or negligence, or any other Medicare or Medicaid program related offense and none has committed any offense which may serve as the basis for suspension or exclusion from the Medicare and Medicaid programs.

     2.24 Fraud and Abuse. Seller, the Shareholders and all persons and entities providing professional services for Seller's business, the Business or relating to the Assets have not, to the knowledge of Seller and the Shareholders, engaged in any activities which are prohibited under Section 1320a-7b or Section 1395nn of Title 42 of the United States Code or the regulations promulgated thereunder, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including, but not limited to, the following: (a) knowingly and willfully making or causing to be made a f a lse statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid, or (e) referring a patient for designated health services to or providing designated health services to a patient upon referral from an entity or person with which the physician or an immediate family member has a financial relationship, and to which no exception under Section 1395nn of Title
42 of the United States Code applies.

     2.25 No Untrue Representations. No representation or warranty by Seller or any Shareholder in this Agreement, and no Exhibit or certificate issued or executed by, or information furnished by, officers or directors of Seller or any Shareholder and furnished or to be furnished to PRG Sub or PRG pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

     2.26 Accredited Investor Status. Each Shareholder and Seller are an "accredited investor" (as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act")).

     2.27 Distributions and Repurchases. No distribution, payment or dividend of any kind has been declared or paid by Seller on any of its capital stock since the Balance Sheet Date. No repurchase of any of Seller's capital stock has been approved, effected or is pending, or is contemplated by the Board of Directors of Seller.

     2.28 Suppliers. Seller has provided PRG with a complete and accurate list of the ten (10) largest suppliers of Seller in terms of dollar volume of transactions for each of the last three fiscal years and the current fiscal year to date, showing, with respect to each, the name, address and aggregate dollar volume of purchases from such supplier.

     2.29 Banking Relations. Set forth in Exhibit 2.29 is a complete and accurate list of all arrangements that Seller has with any bank or
o t h er financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

     2.30 Ownership Interests of Interested Persons; Competitors. No officer, employee, director or stockholder of Seller, or their r e s pective spouses, children or affiliates, owns directly or indirectly, on an individual or joint basis, any interest in, has a compensation or other financial arrangement with, or serves as an officer or director of, any customer or supplier or competitor of Seller or any organization that has a material contract or arrangement with Seller. Neither Seller, nor any of its directors, officers, employees, consultants or the Shareholders nor any affiliate of such person is, or within the last three years was, a party to any contract, lease, agreement or arrangement, including, but not limited to, any joint venture or consulting agreement with any physician, hospital, pharmacy, home health agency or other person or entity which is in a position to make or influence referrals to, or otherwise generate business for, Seller or to provide services, lease space, lease equipment or engage in any other venture or activity with Seller.

     2.31 Payors. Seller has provided PRG with a true, complete and correct list of the names and addresses of each payor of Seller's services which accounted for more than 10% of revenues of Seller in any of the preceding fiscal years. Seller has good relations with all such payors and other material payors of Seller and none of such payors has notified Seller that it intends to discontinue its relationship with Seller or to deny any claims submitted to such payor for payment.


Section 3.     Representations and Warranties of PRG Sub and PRG.

     PRG Sub and PRG hereby represent and warrant to Seller and the Shareholders as follows:

     3.1 Corporate Existence: Good Standing. PRG and PRG Sub are corporations duly organized and existing and in good standing under the laws of the State of Delaware, and Arizona, respectively.

     3.2 Power and Authority. Each of PRG Sub and PRG has corporate power to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement, and has taken all actions required by law, its Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement and the agreements related hereto executed and delivered pursuant to this Agreement do not and, subject to the receipt of consents to assignments of leases and other contracts where required and the receipt of regulatory approvals where required, the consummation of the transactions contemplated hereby will not, violate any provision of the Certificate of Incorporation or Bylaws of either PRG Sub or PRG or any provisions of, or result in the acceleration of, any obligation u n der any mortgage, lien, lease, agreement instrument, order, arbitration award, judgment or decree to which PRG Sub or PRG is a party or by which either of them is bound, or violate any restrictions of any kind to which PRG Sub or PRG is subject.

     3.3 Capital Stock. All of the outstanding shares of the common stock of PRG Sub are or will be as of the Closing Date validly issued, fully paid and nonassessable and are or will be as of the Closing Date owned directly by PRG, free and clear of all liens, claims and encumbrances. The issuance and delivery by PRG of shares of the common stock of PRG in connection with the acquisition contemplated hereby will be as of the Closing Date duly and validly authorized by all necessary corporate action on the part of PRG. The shares of PRG common stock to be issued in connection with the acquisition contemplated hereby, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

     3.4 No Untrue Representations. No representation or warranty by PRG Sub or PRG in this Agreement, and no Exhibit or certificate issued by officers or directors of PRG Sub or PRG and furnished or to be furnished to Seller or the Shareholders pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.


Section 4.     Covenants of Seller and the Shareholders.

     Seller and the Shareholders, jointly and severally, agree that between the date hereof and the Closing Date:

     4.1 Consummation of Agreement. Seller and the Shareholders shall use their best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

     4.2 Business Operations. Seller and the Shareholders shall operate the Business and use the Assets in the ordinary course.
Seller and Shareholders shall not enter into any lease, contract, indebtedness, commitment, purchase or sale or acquire or dispose of any capital asset relating to the Business or the Assets except in the ordinary course of business. Seller and the Shareholders shall use their best efforts to preserve the Business and Assets intact and shall not take any action that would have an adverse effect on the Business or Assets, including without limitation, any action the primary purpose or effect of which is to generate or preserve cash; provided that Seller may continue to operate in the ordinary course. Seller and the Shareholders shall use their best efforts to preserve intact the relationships with payors, customers, suppliers, patients and others having significant business relations with Seller. Seller shall collect its receivables and pay its trade payables in the ordinary course of business. Seller shall not introduce any new method of management, operations or accounting.

     4.3 Access and Notice. Seller and the Shareholders shall permit PRG and PRG Sub and their authorized representatives access to, and make available for inspection, all of the assets and business of Seller, the Business and the Assets, including employees, customers a n d suppliers and permit PRG, PRG Sub and their authorized representatives to inspect and make copies of all documents, records and information with respect to the business or assets of Seller, the Business or the Assets as PRG, PRG Sub or their representatives may request. Seller and the Shareholders shall promptly notify PRG Sub in writing of (a) any notice or communication relating to a default or event that, with notice or lapse of time or both, could become a default, under any contract, commitment or obligation to which Seller is a party or relating to the Business or the Assets, and (b) any adverse change in Seller's or the Business' financial condition or the Assets.

     4.4 Approvals of Third Parties and Permits and Consents. Seller and the Shareholders shall use their best efforts to secure all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby, including consents described on Exhibit 2.5.

     4.5 Acquisition Proposals. Seller and the Shareholders shall not, and shall use their best efforts to cause Seller's employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer, including without limitation, any proposal or offer to the Shareholders, with respect to a merger, acquisition, consolidation or similar transaction involving, or the purchase of all or any significant portion of the assets or any equity securities of Seller or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to such proposal or offer, and Seller and the Shareholders will immediately cease any such activities, discussions or negotiations heretofore conducted with respect to any of the foregoing. Seller and the Shareholders shall immediately notify PRG Sub if any such inquiries or proposals are received.

     4.6 Funding of Accrued Employee Benefits. Seller hereby covenants and agrees that it will take whatever steps are reasonably necessary to pay or fund completely for any accrued benefits, where applicable, or vested accrued benefits for which Seller or any entity might have any liability whatsoever arising from any insurance, pension plan, employment tax or similar liability of Seller to any employee or other person or entity (including, without limitation, any Seller Plan and any liability under employment contracts with Seller) allocable to services performed prior to the Closing Date. Seller acknowledges that the purpose and intent of this covenant is to assure that PRG Sub shall have no liability whatsoever at any time after the Closing Date with respect to any of Seller's employees or similar persons or entities, including, without limitation, any Seller Plan.

     4.7 Employee Matters. Seller shall not, without the prior written approval of PRG, except as required by law, increase the cash compensation of any Shareholder or other employee or an independent contractor of Seller, adopt, amend or terminate any compensation plan, employment agreement, independent contractor agreement, employee policies and procedures or employee benefit plan, take any action that could deplete the assets of any employee benefit, or fail to pay any premium or contribution due or file any report with respect to any employee benefit plan, or take any other actions with respect to its employees or employee matters which might have an adverse effect upon Seller, its business, assets or prospects.

     4.8 Distributions and Repurchases. No distribution, payment or dividend of any kind will be declared or paid by Seller, nor will any repurchase of any of Seller's capital stock be approved or effected.

     4.9 Requirements to Effect Acquisition. Seller and each Shareholder shall use their best efforts to take, or cause to be taken, all actions necessary to effect the purchase contemplated hereby under applicable law.

     4.10 Voting of Shares; Irrevocable Proxy. Each Shareholder agrees that until the earlier of the Closing Date or the termination of this Agreement, each such Shareholder shall vote all shares of Seller common stock owned by the Shareholders at any meeting of the stockholders of Seller or take action by written consent for adoption of this Agreement, as hereby amended, and in favor of the acquisition and any other transactions contemplated by this Agreement, and against any action, omission or agreement which would impede or interfere with, or have the effect of discouraging, the acquisition contemplated hereby.

     4.11 Accounting and Tax Matters. Seller will not change in any material respect the accounting methods or practices followed by Seller (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. Seller will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. Seller will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of Seller required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

     4.12 Lease. PRG shall have entered into a building lease (the "Lease") with the owner of the property located at 825 20th Avenue, Safford, Arizona on terms reasonably satisfactory to PRG, PRG Sub and the owner of the property, on terms that include, as a minimum, a rental of $6,000 per month, with a term of seven years, commencing 9/1/96, and ending 8/31/2003, with appropriate COL increases.

     4.13 H i ring of Employees. Seller and Shareholders shall cooperate with all requests made by PRG and PRG Sub for the purpose of allowing PRG or PRG Sub to hire those non-physician employees of Seller designated by PRG and PRG Sub, such employment to be effective as of the Closing Date. Notwithstanding the above, Seller and Shareholders shall remain liable under any Seller Plans for any claims incurred by any employees or their spouses or dependents, and for all compensation, bonuses, benefits and other such items and other liabilities related to Seller's employees incurred by Seller prior to the Closing Date.

Section 5.     Covenants of PRG and PRG Sub.

     PRG and PRG Sub, jointly and severally, agree that between the date hereof and the Closing Date:

     5.1 Consummation of Agreement. PRG and PRG Sub shall use their b e s t efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and provisions. PRG and PRG Sub will use their best efforts to take, or cause to be taken, all actions necessary to effect the acquisition contemplated hereby under applicable law.

     5.2 Approvals of Third Parties and Permits and Consents. PRG and PRG Sub shall use their best efforts to secure all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby.

     5.3 Listing Application. PRG shall prepare and submit to the New York Stock Exchange (the NYSE ) a listing application covering the stock consideration and shall use its best efforts to obtain approval for the listing of the stock consideration upon official notice of issuance.

Section 6.     PRG Sub and PRG Conditions Precedent.

     The obligations of PRG Sub and PRG hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

     6.1 Representations and Warranties. The representations and warranties of Seller and the Shareholders contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all respects as of the Closing Date.

     6.2 Covenants and Conditions. Seller and the Shareholders shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by Seller and the Shareholders prior to the Closing Date.

     6.3 Proceedings. No action, proceeding or order by any court or governmental body shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

     6.4 No Material Adverse Change. No material adverse change in t h e c ondition (financial or otherwise), operations, assets, liabilities, business or prospects of Seller shall have occurred since the Balance Sheet Date.

     6.5 Due Diligence Review. By the Closing Date, PRG Sub and PRG shall have completed a due diligence review of the business, operations and financial statements of Seller, the Business and the Assets, the results of which shall be satisfactory to PRG Sub and PRG in their sole discretion.

     6.6 Approval by the Board of Directors. This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of PRG or a committee thereof.

     6.7 Consents and Approvals. Seller and the Shareholders shall have obtained all necessary government and other third-party approvals and consents.

     6.8  Closing  Deliveries.    PRG  Sub  shall  have  received  all
documents, duly executed in form satisfactory to PRG Sub and its counsel, referred to in Section 8.1.


     6.9 Debt and Receivables. There shall be no indebtedness, receivables or payables between Seller and its shareholders or affiliates and Seller shall not have any liabilities, including indebtedness, guaranties and capital leases, that are not approved by PRG and Seller and Shareholders shall not use any of the Assets to pay such indebtedness, receivables, payables or liabilities.

     6.10 Leases.     Seller  shall  have  entered  into  Leases  with
Shareholders in accordance with Section 4.12.

     6.11 NYSE  Listing.    The  stock  consideration  shall have been
approved for listing on the NYSE, subject to official notice of issuance.


Section 7.     Seller's and the Shareholder's Conditions Precedent.

     The obligations of Seller and the Shareholders hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

     7.1 Representations and Warranties. The representations and warranties of PRG Sub and PRG contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all respects as of the Closing Date.

     7.2 Covenants and Conditions. PRG Sub and PRG shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by PRG Sub and PRG prior to the Closing Date.

     7.3 Proceedings. No action, proceeding or order by any court or governmental body shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

     7.4  C l osing  Deliveries.    Seller  shall  have  received  all
documents, duly executed in form satisfactory to Seller and its counsel, referred to in Section 8.2.

     7.5  NYSE  Listing.    The  stock  consideration  shall have been
approved for listing on the NYSE, subject to official notice of issuance.

     7.6 Employment Agreement. Dr. Holder shall have entered into an employment agreement with Barnet Dulaney Eye Center, P.L.L.C. on terms and conditions reasonably satisfactory to Dr. Holder and Barnet Dulaney Eye Center, P.L.L.C.

Section 8.     Closing Deliveries.

     8.1 Deliveries of Seller and the Shareholders. At or prior to the Closing, Seller and the Shareholders shall deliver to PRG Sub the following, all of which shall be in a form satisfactory to counsel to PRG Sub and PRG:

          (a) a copy of the resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement, the Service Agreement, the Employment Agreements and all related documents and agreements each certified by the Secretary as being true and correct copies of the original thereof;

          (b)  a bill of sale conveying the Assets to PRG Sub;

          (c) an assignment of each contract, agreement and lease being assigned to and assumed by PRG Sub;

          (d) certificates of the President of Seller and of each Shareholder, dated as of the Closing Date, (i) as to the truth and correctness of the representations and warranties of Seller and each Shareholder contained herein; (ii) as to the performance of and compliance by Seller and each Shareholder with all covenants contained herein; and (iii) certifying that all conditions precedent of Seller and each Shareholder to the Closing have been satisfied;

          (e) a certificate of the Secretary of Seller certifying as to the incumbency of the directors and officers of Seller and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Seller;

          (f) a certificate, dated within 10 days of the Closing Date, of the Secretary of the State of Arizona establishing that Seller is in existence and is in good standing to transact business in its state of incorporation;

          (g) an opinion of counsel to Seller and the Shareholders opining as to the execution and delivery of this Agreement and the other documents and agreements to be executed pursuant hereto, the good standing and authority of Seller, the enforceability of this Agreement and the other agreements and documents to be executed in connection herewith, and other matters reasonably requested by PRG Sub;

          (h) all authorizations, consents, approvals, permits and licenses referred to in Sections 2.3 and 2.5;

          (i) a Stockholder s Agreement (herein so called) in form attached hereto as Exhibit 8.1(l) executed by Shareholders and their spouses; and

          (j) such other instruments and documents as reasonably requested by PRG or PRG Sub to carry out and effect the purpose and intent of this Agreement.

     8.2 Deliveries of PRG Sub and PRG. At or prior to the Closing, PRG Sub and PRG shall deliver to Seller the following, all of which shall be in a form satisfactory to counsel to Seller and the Shareholders or the Clinic, as applicable:

          (a)  the Acquisition Consideration;

          (b) a copy of the resolutions of the Board of Directors of PRG Sub and PRG (or a committee thereof) authorizing the execution, delivery and performance of this Agreement and all related documents and agreements each certified by the Secretary as being true and correct copies of the original thereof;

          (c) certificates of the President of PRG Sub and PRG, dated as of the Closing Date, (i) as to the truth and correctness of the representations and warranties of PRG Sub and PRG contained herein;
(ii) as to the performance of and compliance by PRG Sub and PRG with all covenants contained herein; and (iii) certifying that all conditions precedent of PRG Sub and PRG to the Closing have been satisfied;

          (d) a certificate of the Secretary of PRG Sub and PRG certifying as to the incumbency of the directors and officers of PRG Sub and PRG and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of PRG Sub and PRG;

          (e) certificates, dated within 10 days of the Closing Date, of the Secretary of the State of Delaware establishing that PRG Sub and PRG are in existence and are in good standing to transact business in the State of Delaware and the State of Arizona;

          (f) an opinion of counsel to PRG and PRG Sub opining as to the execution and delivery of this Agreement and the other documents and agreements to be executed pursuant hereto, the good standing and authority of PRG and PRG Sub, the enforceability of this Agreement and the other agreements and documents to be executed in connection herewith, and other matters reasonably requested by Seller;

          (g)  the Stockholder s Agreement; and

          (h) such other instruments and documents as reasonably requested by Seller or Shareholders to carry out and effect the purpose and intent of this Agreement.


Section 9.     Nature  and Survival of Representations and Warranties;
Indemnification.

     9.1 Nature and Survival. All statements contained in this Agreement or in any Exhibit attached hereto, any agreement executed pursuant hereto, and any certificate executed and delivered by any party pursuant to the terms of this Agreement, shall constitute representations and warranties of Seller and the Shareholders, jointly and severally, or of PRG Sub and PRG, jointly and severally, as the case may be. All such representations and warranties, and all representations and warranties expressly labeled as such in this Agreement shall survive the date of this Agreement and the Closing Date for a period of five (5) years following the Closing Date, except that (i) the representations and warranties set forth in Section 2.23,
2.24 or 2.25 with respect to environmental and medical waste laws that are enacted as of the date hereof and health care laws enacted on the date hereof and matters shall survive for a period of fifteen (15) years and tax representations shall survive until one year after the expiration of the applicable statute of limitations. Each party covenants with the other parties not to make any claim with respect to such representations and warranties, against any party after the date on which such survival period shall terminate. No party shall be entitled to claim indemnity from any other party pursuant to Section
9.2 or 9.3 hereof, unless such party has timely given the notice required in Section 9.2, 9.3 or 9.4 hereof, as the case may be. Each party hereby releases, acquits and discharges the other party from any and all claims and demands, actions and causes of action, damages, costs, expenses and rights of setoff with respect to which the notices required by Section 9.2, 9.3 or 9.4, as applicable, are not timely provided.

     9.2 Indemnification by PRG Sub and PRG. PRG SUB AND PRG, JOINTLY AND SEVERALLY (FOR PURPOSES OF THIS SECTION 9.2 AND, TO THE EXTENT APPLICABLE, SECTION 9.4, "INDEMNITOR"), SHALL INDEMNIFY AND HOLD SELLER AND THE SHAREHOLDERS, AND THEIR RESPECTIVE AGENTS AND E M P L OYEES (EACH OF THE FOREGOING, INCLUDING SELLER AND THE SHAREHOLDERS, FOR PURPOSES OF THIS SECTION 9.2 AND, TO THE EXTENT APPLICABLE, SECTION 9.4, AN "INDEMNIFIED PERSON"), HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, ACTIONS, SUITS, COSTS, DEFICIENCIES AND EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE FEES AND DISBURSEMENTS OF COUNSEL THROUGH APPEAL) ARISING FROM OR BY REASON OF OR RESULTING FROM ANY BREACH BY INDEMNITOR OF ANY REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT CONTAINED IN THIS A G R EEMENT (INCLUDING THE EXHIBITS HERETO) AND EACH DOCUMENT, CERTIFICATE OR OTHER INSTRUMENT FURNISHED OR TO BE FURNISHED BY INDEMNITOR HEREUNDER, AND, FROM AND AFTER THE CLOSING DATE, ARISING FROM OR BY REASON OF OR RESULTING FROM INDEMNITOR'S MANAGEMENT AND OWNERSHIP OF THE ASSETS. IN CONNECTION WITH INDEMNITOR'S OBLIGATION TO INDEMNIFY FOR EXPENSES, INDEMNITOR SHALL REIMBURSE EACH INDEMNIFIED PERSON FOR ALL SUCH EXPENSES AS THEY ARE INCURRED BY SUCH INDEMNIFIED PERSON, PROVIDED THAT SUCH INDEMNIFIED PERSON AGREES IN WRITING TO REFUND ALL SUCH REIMBURSED EXPENSES IF AND TO THE EXTENT THAT IT IS FINALLY JUDICIALLY DETERMINED THAT SUCH INDEMNIFIED PERSON IS NOT ENTITLED TO INDEMNIFICATION HEREUNDER.

     9.3 Indemnification by Seller and the Shareholders. SELLER AND THE SHAREHOLDERS (FOR PURPOSES OF THIS SECTION 9.3 AND, TO THE EXTENT APPLICABLE, SECTION 9.4, "INDEMNITOR"), JOINTLY AND SEVERALLY, SHALL INDEMNIFY AND HOLD PRG SUB, PRG AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, AGENTS AND EMPLOYEES (EACH OF THE FOREGOING, INCLUDING PRG SUB AND PRG, FOR PURPOSES OF THIS SECTION 9.3 AND, TO THE EXTENT APPLICABLE, SECTION 9.4, AS "INDEMNIFIED PERSON") HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, CLAIMS, DAMAGES, ACTIONS, SUITS, COSTS, DEFICIENCIES AND EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE FEES AND DISBURSEMENTS OF COUNSEL THROUGH APPEAL) ARISING FROM OR BY REASON OF OR RESULTING FROM ANY BREACH BY INDEMNITOR OF ANY REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT CONTAINED IN THIS AGREEMENT (INCLUDING THE EXHIBITS HERETO) AND EACH DOCUMENT, CERTIFICATE, OR OTHER INSTRUMENT FURNISHED OR TO BE FURNISHED BY INDEMNITOR HEREUNDER, AND, WITH RESPECT TO ALL TIMES
PRIOR TO OR AFTER THE CLOSING DATE, ARISING FROM OR BY REASON OF OR RESULTING FROM THE INDEMNITOR'S MANAGEMENT AND CONDUCT OF THE OWNERSHIP OR OPERATION OF THE BUSINESS OR THE ASSETS AND FROM ANY ALLEGED ACT OR NEGLIGENCE OF INDEMNITOR OR ITS EMPLOYEES, AGENTS AND INDEPENDENT CONTRACTORS IN OR ABOUT SELLER'S BUSINESS WHETHER ON OR AFTER THE CLOSING DATE, AND WITH RESPECT TO (I) ANY VIOLATION BY SELLER OR THE SHAREHOLDERS OR THEIR CONSULTANTS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND AFFILIATES OF STATE OR FEDERAL LAWS GOVERNING HEALTHCARE FRAUD AND ABUSE, OR ANY OVERPAYMENT OR OBLIGATION ARISING OUT OF OR RESULTING FROM CLAIMS SUBMITTED TO ANY THIRD PARTY PAYOR,
WHETHER ON OR AFTER THE CLOSING DATE, (II) TAXES OF SELLER OR ANY OTHER PERSON (INCLUDING ANY SHAREHOLDER) ARISING FROM OR AS A RESULT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (III) ANY LIABILITY OF SELLER OR THE SHAREHOLDERS FOR COSTS AND EXPENSES
( I N C LUDING, WITHOUT LIMITATION, ATTORNEYS' FEES) INCURRED IN CONNECTION WITH THE NEGOTIATION, PREPARATION OF CLOSING OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER DOCUMENTS TO BE EXECUTED IN CONNECTION HEREWITH WHETHER BEFORE OR AFTER THE CLOSING D A T E , (IV) ANY ACCRUED UNFUNDED RETIREMENT OR PENSION PLAN LIABILITIES, (V) THE INDEMNITOR'S MANAGEMENT AND CONDUCT OF THE OWNERSHIP OR OPERATION OF SELLER'S BUSINESS AND FROM ANY ALLEGED ACT OR NEGLIGENCE OF INDEMNITOR OR ITS EMPLOYEES, AGENTS AND INDEPENDENT CONTRACTORS IN OR ABOUT SELLER'S BUSINESS WHETHER ON OR AFTER THE CLOSING DATE, AND (VI) ANY LIABILITIES THAT ARE EXCLUDED PURSUANT TO THE TERMS OF THIS AGREEMENT AND ANY LIABILITIES NOT SET FORTH ON
EXHIBIT 1.3(b); PROVIDED,HOWEVER, THAT SHAREHOLDER AND SELLER SHALL NOT INDEMNIFY PRG AND PRG SUB FOR EMPLOYEE MATTERS ARISING OUT OF OCCURRENCES OCCURING AFTER THE CLOSING DATE IN CONNECTION WITH EMPLOYEES THAT WILL BECOME EMPLOYEES OF PRG SUB AS OF THE CLOSING DATE. IN CONNECTION WITH INDEMNITOR'S OBLIGATION TO INDEMNIFY FOR EXPENSES, INDEMNITOR SHALL REIMBURSE EACH INDEMNIFIED PERSON FOR ALL SUCH EXPENSES AS THEY ARE INCURRED BY SUCH INDEMNIFIED PERSON, PROVIDED THAT SUCH INDEMNIFIED PERSON AGREES IN WRITING TO REFUND ALL SUCH REIMBURSED EXPENSES IF AND TO THE EXTENT THAT IT IS FINALLY JUDICIALLY DETERMINED THAT SUCH INDEMNIFIED PERSON IS NOT ENTITLED TO INDEMNIFICATION HEREUNDER.

     9.4 Indemnification Procedure. Within sixty (60) days after Indemnified Person receives written notice of the commencement of any action or other proceeding in respect of which indemnification or reimbursement may be sought hereunder, or within such lesser time as may be provided by law for the defense of such action or proceeding, such Indemnified Person shall notify Indemnitor thereof. If any such action or other proceeding shall be brought against any Indemnified P e rson, Indemnitor shall, upon written notice given within a reasonable time following receipt by Indemnitor of such notice from Indemnified Person, be entitled to assume the defense of such action or proceeding with counsel chosen by Indemnitor and reasonably satisfactory to Indemnified Person; provided, however, that any Indemnified Person may at its own expense retain separate counsel to p a r ticipate in such defense. Notwithstanding the foregoing, Indemnified Person shall have the right to employ separate counsel at Indemnitor's expense and to control its own defense of such action or p r oceeding if, in the reasonable opinion of counsel to such Indemnified Person, (a) there are or may be legal defenses available to such Indemnified Person or to other Indemnified Persons that are different from or additional to those available to Indemnitor and
w h ich could not be adequately advanced by counsel chosen by Indemnitor, or (b) a conflict or potential conflict exists between Indemnitor and such Indemnified Person that would make such separate representation advisable; provided, however, that in no event shall Indemnitor be required to pay fees and expenses hereunder for more than one firm of attorneys of Indemnified Person in any jurisdiction in any one action or proceeding or group of related actions or proceedings. Indemnitor shall not, without the prior written consent of any Indemnified Person, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding to which such Indemnified Person is a party unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising or potentially arising from or by reason of such claim, action or proceeding.


Section 10.    Termination.  This Agreement may be terminated:

     (a)  at any time by mutual agreement of all parties;

     (b) at any time by PRG or PRG Sub if any representation or warranty of Seller or any Shareholder contained in this Agreement or in any certificate or other document executed and delivered by Seller or any Shareholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if Seller or any Shareholder fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty (20) days after receipt of written notice thereof;

     (c) a t any time by Seller or the Shareholders if any representation or warranty of PRG or PRG Sub contained in this Agreement or in any certificate or other document executed and delivered by PRG or PRG Sub pursuant to this Agreement is or becomes untrue or breached in any material respect or if PRG or PRG Sub fails to comply in any material respect with any covenant or agreement contained herein and such misrepresentation, noncompliance or bread is not cured, waived or eliminated within twenty (20) days after receipt of written notice thereof;

     (d)  by   PRG,  PRG  Sub,  Seller  or  the  Shareholders  if  the
transaction contemplated hereby shall not have been consummated by October 31, 1996; or

     (e) by PRG at any time prior to the Closing Date if PRG determines in its sole discretion as the result of its legal, financial and operational due diligence with respect to Seller, that such termination is desirable and in the best interests of PRG.


Section 11.    Noncompetition.

     11.1 Prohibited Activities. In order to protect PRG, PRG Sub and each of their affiliates (collectively, the "PRG Group") against the u n a uthorized use or disclosure of any of their confidential information presently known or hereinafter acquired by Seller or the Shareholders and other good and valuable consideration, Seller and each Shareholder hereby agrees that, subject to adjustment pursuant to
Section 11.5, for a period of five (5) years following the Closing Date, Seller and each Shareholder and his or her respective affiliates shall not knowingly, directly or indirectly, for herself or himself or on or behalf of any other corporation, person, firm, partnership, association or any other entity (whether as an individual, agent, employee, offer director or in any other capacity):

          (a) establish, operate or provide physician services at any medical office, clinic or out-patient and/or ambulatory treatment or diagnostic facility providing services similar to those provided by Seller or engage or participate in or finance any business which engages in direct competition with the business being conducted by PRG, PRG Sub or any practice managed by PRG anywhere within 50 miles of any location of PRG, PRG Sub or any practice managed by PRG; provided, however, that this provision shall not prohibit the each Shareholder or any of his or her affiliates from purchasing or holding an aggregate equity interest of up to 2%, so long as Seller or such Shareholder and his or her affiliates combined do not purchase or hold an aggregate equity interest of more than 5%, in any business in direct competition with the PRG, PRG Sub or any practice managed by PRG; or

          (b) induce or attempt to influence any employee of PRG, PRG Sub or any practice managed by PRG to terminate his or her employment, or to hire any such employee, whether or not so induced or influenced, except that any such employee may be hired with PRG's prior written consent.

     11.2      Damages.

          (a) Because of the difficulty of measuring economic losses to PRG and PRG Sub as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to PRG and PRG Sub for which it would have no other adequate remedy, Seller and the Shareholders agree that, in the event of a breach by them of the foregoing covenant, the covenant may be enforced by PRG or PRG Sub by injunctions and restraining orders. The foregoing right is in addition to the right to receive liquidated damages set forth in subparagraph (b) below.

          (b) Because of the difficulty of measuring economic losses as a result of a breach by Seller or a Shareholder of the foregoing covenant, Seller and such Shareholder agrees to that in the event of a breach of the foregoing covenant the breaching Seller or Shareholder shall be obligated to pay to PRG as liquidated damages an amount set forth below opposite the year following Closing in which the breach occurs:

         Year Following
        Closing in Which
          Breach Occurs                      Damages

               1st                         $50,000.00
               2nd                         $40,000.00
               3rd                         $30,000.00
               4th                         $20,000.00
               5th                         $10,000.00


     11.3 Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Section 11 impose a reasonable restraint on Seller and the Shareholders in light of the activities and business of PRG and PRG Sub on the date of the execution of this Agreement.

     11.4 Severability; Reformation. The covenants in this Section 11 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

     11.5 Term. It is specifically agreed that the period of five (5) years stated above, shall be computed by excluding from such computation any time during which Seller or any Shareholder is in violation of any provision of this Section 11. The covenants contained in this Section 11 shall have no effect if the transactions contemplated by this Agreement are not consummated for any reason but otherwise shall not be affected by any breach of any other provision hereof by any party hereto.

Section 12. Nondisclosure of Confidential Information. Seller and the Shareholders recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of PRG or PRG Sub that is valuable, special and unique assets of PRG's or PRG Sub's businesses. Seller and the Shareholders agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, unless (i) such information becomes available to or known by the public generally through no fault of Seller or the Shareholders, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), Seller and the Shareholders shall, if possible, give prior written notice thereof to the other parties hereto, and provide such other parties hereto with the opportunity to contest such disclosure, (iii) Seller and the Shareholders reasonably believe that such disclosure is required in connection with the defense of a
lawsuit   against  the  disclosing  party,  or  (iv)  Seller  and  the
Shareholders are the sole and exclusive owner of such confidential information as a result of the completion of the transactions contemplated hereunder or otherwise. In the event of a breach or threatened breach by Seller or the Shareholders of the provisions of this Section 12, PRG or PRG Sub shall be entitled to an injunction restraining Seller and the Shareholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting PRG or PRG Sub from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. The obligations of the parties under this Section 12 shall survive the termination of this Agreement.. PRG and PRG Sub recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of Seller or Shareholder. PRG and PRG Sub agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, unless (i) such information becomes available to or known by the public generally through no fault of PRG or PRG Sub, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), PRG and PRG Sub shall, if possible, give prior written notice thereof to the other parties hereto, and provide such other parties hereto with the opportunity to contest such disclosure, (iii) PRG and PRG Sub reasonably believe that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) PRG and PRG Sub are the sole and exclusive owner of such confidential information as a result of the completion of the transactions contemplated hereunder or otherwise. In the event of a breach or threatened breach by PRG or PRG Sub of the provisions of this Section 12, Seller or Shareholders shall be entitled to an injunction restraining PRG and PRG Sub from disclosing, in whole or in part, such confidential information.
N o t h ing herein shall be construed as prohibiting Seller or Shareholders from pursuing any other available remedy for such breach
o r threatened breach, including the recovery of damages. The obligations of the parties under this Section 12 shall survive the termination of this Agreement.

Section 13. E c o nomic Risk; Sophistication. Seller and the Shareholders are able to bear the economic risk of an investment in PRG common stock acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment and therefore have the capacity to protect their own interests in connection with the acquisition of the PRG common stock. Seller and the Shareholders or their respective purchaser representatives have had an adequate opportunity to ask questions and receive answers from the officers of PRG concerning any and all matters relating to the background and experience of the officers and directors of PRG, the plans for the operations of the business of PRG, and any plans for additional acquisitions and the like. Seller, the Shareholders or their respective purchaser representatives have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to their satisfaction.


Section 14.    Miscellaneous.

     14.1 Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery, or by facsimile and overnight courier, to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

If to PRG:

Physicians Resource Group, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1540
Dallas, Texas 75240
Attn:  Richard J. D'Amico
Facsimile: (214) 982-8299

If  to PRG Sub:

Sun Valley Acquisition Corporation
Three Lincoln Centre
5430 LBJ Freeway, Suite 1540
Dallas, Texas 75240
Attn:  Richard J. D'Amico
Facsimile: (214) 982-8299

with a copy of each notice directed to PRG Sub or PRG to:

James S. Ryan, III, Esquire
Jackson & Walker, L.L.P.
901 Main Street
Dallas, Texas  75202
Facsimile:  (214) 953-5822

If to Seller or the Shareholders:

825 20th Avenue
Safford, Arizona
Facsimile:

with a copy to:

Charles E. Cruise, Esq.
Cruise & Politi, P.L.L.C.
1301 Joshua Avenue, Suite C
Parker, Arizona 85344
Facsimile: (520) 669-5218

and:

Kirk Gray, C.P.A.
801 20th Avenue
Safford, Arizona 85546

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications, properly addressed and postage prepaid with the overnight courier.

     14.2 Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of Agreement.

     14.3 Each Party to Bear Costs. Each of the parties to this Agreement shall pay all of the costs and expenses incurred by such party in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated. Without limiting the generality of the foregoing and whether or not such liabilities may be deemed to have been incurred in the ordinary course of business, PRG Sub and PRG shall not be liable to or required to pay, either directly or indirectly, any (a) fees and expenses of legal counsel, accountants, auditors or other persons or entities retained by Seller or the Shareholders for services rendered in connection with n e gotiating and closing the transactions contemplated by this
Agreement or the documents to be executed in connection herewith, whether or not such costs or expenses are incurred before or after the Closing Date, and (b) local, state and federal income taxes or other similar charges on income or gain incurred by Seller or the Shareholders as a result of the transactions contemplated hereby.

     14.4 Public Disclosures. Except as otherwise required by law, no party to this Agreement shall make any public or other disclosure of this Agreement or the transactions contemplated hereby without the prior consent of the other parties. The parties to this Agreement shall cooperate with respect to the form and content of any such disclosures.

     14.5 GOVERNING LAW. THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA AND APPLIED WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PRINCIPLES.

     14.6 Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

     14.7 Integration of Exhibits. All Exhibits attached to this Agreement are integral parts of this Agreement as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

     14.8 ENTIRE AGREEMENT/AMENDMENT. THIS INSTRUMENT, INCLUDING ALL EXHIBITS ATTACHED HERETO, CONTAINS THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDES ANY AND ALL PRIOR OR CONTEMPORANEOUS AGREEMENTS BETWEEN THE PARTIES, WRITTEN OR ORAL, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY.

     14.9 Counterparts. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument

     14.10 Binding Effect/Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligation hereunder without the prior written consent of the other parties; provided, however, that PRG Sub and PRG may assign its rights and obligations hereunder to an affiliate and to their lender or lenders; and provided, further, that Dr. Holder may assign his interests hereunder to an entity created by Dr. Holder prior to the Closing Date provided that the documents evidencing such assignment and entity organizational/qualification documents are acceptable to PRG in its reasonable discretion.

     14.11 No Rule of Construction. The parties acknowledge that this Agreement was initially prepared by PRG Sub, and that all parties have read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

     14.12 Costs of Enforcement. In the event that PRG Sub or PRG, on the one hand, or Seller or the Shareholders, on the other hand, file suit in any court against any other party to enforce the terms of this Agreement against the other party or to obtain performance by it hereunder, the prevailing party will be entitled to recover all reasonable costs, including reasonable attorneys' fees, from the other party as part of any judgment in such suit. The term "prevailing party" shall mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the C o mplaint. "Reasonable attorneys' fees" are those reasonable attorneys' fees reasonably incurred in obtaining a judgment in favor of the prevailing party.

     14.13 Prorations. Seller shall remain responsible for all taxes levied upon the Assets for the period prior to the Closing Date, and PRG Sub shall be responsible for all taxes levied against the Assets for the period following the Closing Date. Each party agrees to reimburse the other party if necessary to comply with the terms of the preceding sentence.

     14.14 Amendments; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of the terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

     14.15 Choice of Forum. Each of the parties hereto agree that should any suit, action or proceeding arising out of this Agreement be instituted by any party hereto (other than a suit, action or proceeding to enforce or realize upon any final court judgment arising out of this Agreement), such suit, action or proceeding shall be instituted only in a state or federal court in Dallas County, Texas. Each of the parties hereto consents to the in personam jurisdiction of any state or federal court in Dallas County, Texas and waives any objection to the venue of any such suit, action or proceeding. The parties hereto recognize that courts outside Dallas County, Texas may also have jurisdiction over suits, actions or proceedings arising out of this Agreement, and in the event that any party hereto shall institute a proceeding involving this Agreement in a jurisdiction outside Dallas County, Texas, the party instituting such proceeding shall indemnify any other party hereto for any losses and expenses that may result from the breach of the foregoing covenant to institute proceedings only in a state or federal court in Dallas County, Texas.

     14.16 Service of Process. Service of any and all process that may be served on any party hereto in any suit, action or proceeding arising out of this Agreement may be made in the manner and to the address set forth in Section 16.1 and service thus made shall be taken and held to be valid personal service upon such party by any party hereto on whose behalf such service is made.

     14.17 Severability. If any provision of this Agreement shall be found to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect. In lieu of such provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such provision as may be possible and be legal, valid and enforceable.

                             [end of page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


SUN VALLEY ACQUISITION CORPORATION


By:  ____________________________
Its: ____________________________



SNW, Inc.


By:  ____________________________
Its: ____________________________



PHYSICIANS RESOURCE GROUP, INC.


By:  ____________________________
Its: ____________________________


_________________________________
James Holder, O.D.


_________________________________
Clarice Holder


_________________________________
Jeffrey Woodward


_________________________________
Suzy Woodward

                           INDEX TO EXHIBITS


     Exhibit                  Description

     1.1(a)         Personal Property
     1.1(b)         Inventory
     1.2(b)         Excluded Assets
     1.3(b)         Assumed Liabilities
     2.1            Corporate Existence; Good Standing
     2.5            Consents
     2.7            Leases
     2.9            Real and Personal Property; Encumbrances
     2.11           Patents and Trademarks; Names
     2.12           Directors and Officers; Payroll Information
     2.14           Contracts (other than Leases)
     2.18           Debt
     2.19           Insurance Policies
     2.20           Employee Benefit Plans
     2.29           Banking Relations
     8.1(l)         Stockholder's Agreement

     ANNEX I        Acquisition Consideration